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                                                                                                      ____________________________
                                                                                                              OMB APPROVAL
FORM 3                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ____________________________
                                           WASHINGTON, D.C. 20549                                     OMB Number:        3235-0104
                                                                                                      Expires:    January 31, 2005
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                    Estimated average burden
                                                                                                      hours per response.......0.5
                                                                                                      ____________________________

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*    2. Date of Event            4. Issuer Name and Ticker or Trading Symbol
                                               Requiring Statement
   Andre       Sandra         J.               (Month/Day/Year)            Charrette De Cafe, Corp.
________________________________________
   (Last)     (First)     (Middle)             March 26, 2003

   8018 East Santa Canyon Rd, Ste 100-131
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   (Street)                                 3. I.R.S. Identification    5. Relationship of Reporting      6. If Amendment, Date
                                               Number of Reporting         Person(s) to Issuer               of Original
   Anaheim       CA        92808               Person, if an entity        (Check all applicable)            (Month/Day/Year
________________________________________       (voluntary)
   (City)     (State)     (Zip)                                              X Director      X 10% Owner  ________________________
                                                                            ___             ___
                                                                                                          7. Individual or Joint/
                                                                             X  Officer        Other         Group Filing (Check
                                                                            ___             ___              Applicable Line)
                                                                               (give title     (specify
                                                                               below)          below)
                                                                            President, C.E.O., Secretary
                                                                            & Treasurer                       X Form filed by One
                                                                            ___________________________      ___Reporting Person

                                                                                                                Form filed by More
                                                                                                             ___than One Reporting
                                                                                                                Person
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                                      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of                3. Ownership Form: Direct         4. Nature of Indirect
   (Instr.4)                                   Securities                  (D) or Indirect (I)               Beneficial Ownership
                                               Beneficially                (Instr. 5)                        (Instr. 5)
                                               Owned
                                               (Instr.4)
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   Common Stock $.001                           1,000,000                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
*If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                  SEC 1473 (3-99)

                    PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                    TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER


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FORM 3         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
(continued)
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1. Title of Derivative     2. Date Exer-           3. Title and Amount        4. Conver-      5. Ownership     6. Nature of
   Security                   cisable and             of Securities              sion or         Form of          Indirect
   (Instr. 4)                 Expiration              Underlying                 Exercise        Derivative       Beneficial
                              Date                    Derivative Security        Price of        Security:        Ownership
                              (Month/Day/Year)        (Instr. 4)                 Deri-           Direct           (Instr. 5)
                           ______________________________________________        vative          (D) or
                           Date        Expira-     Title     Amount              Security        Indirect
                           Exer-       tion                  or                                  (I)
                           cisable     Date                  Number                              (Instr. 5)
                                                             of
                                                             Shares
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Explanation of Responses:




                                                                              /s/ SANDRE J. ANDRE                     03/26/03
                                                                              _______________________________   __________________
                                                                              **Signature of Reporting Person           Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB control number.                                          Page 2


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